1105 Peters Road
                                                        Harvey, Louisiana 70058
                                                                 (504) 362-4321
                                                             Fax (504) 362-1818
                                                                    NASDAQ:SESI

FOR IMMEDIATE RELEASE         FOR FURTHER INFORMATION CONTACT:
                              Superior  Energy  Services:  Terence  Hall,  CEO:
                              Robert Taylor, CFO: Guy Cook, Investor Relations,
                              504-362-4321

             SUPERIOR ENERGY AND CARDINAL HOLDING COMPLETE MERGER

(HARVEY, LA, July 15, 1999) The previously announced merger between Superior Energy Services, Inc. (NASDAQ: SESI), and Cardinal Holding Corp. was
consummated today after approval by the stockholders of both companies. Cardinal will continue operations as a wholly-owned subsidiary of Superior.

Commenting on the transaction, Terence E. Hall, Superior's Chief Executive Officer stated, "The combination with Cardinal is designed to result in long-term benefits for its shareholders. The merger doubles the size of Superior and creates a unique integrated service company unlike any in the Gulf of Mexico. While our rental tool division continues to be a leader in providing equipment to the drilling industry, the addition of Cardinal's liftboat fleet and related well servicing operations enables us to provide a comprehensive package which services the entire life cycle of a producing well."

Cardinal is the largest provider of liftboats and mechanical wireline services to major and independent oil and gas companies in the Gulf of Mexico. Additionally, Cardinal provides coiled tubing, electric wireline, plug and abandonment, and pumping and stimulation services. Cardinal is headquartered in New Iberia, LA.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment in the Gulf of Mexico. These services and equipment include the rental of specialized oilfield equipment, oil and gas well plug and abandonment services, electric and mechanical wireline services, the manufacture, sale and rental of drilling instrumentation and the manufacture and sale of oil spill containment equipment. Superior is headquartered in Harvey, LA.

This news release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Although the company believes that these statements are based upon reasonable assumptions, the company can give no assurance that its expectations will be achieved. Actual results may differ materially due to various risks and uncertainties which are outside the control of the company, such as market prices of oil and gas, the volatility of such prices, governmental regulation and trade restrictions, worldwide economic activity and political stability in major oil producing areas.